Exhibit 99.1


 (WOODHEAD INDUSTRIES, INC.) (WDHD) WOODHEAD INDUSTRIES WRITES OFF $1.9 MILLION
                         INVESTMENT IN SYMPHONY SYSTEMS


Deerfield, IL - December 18, 2001 - Woodhead Industries, Inc., (Nasdaq: WDHD) today announced that based on events subsequent to its November 14, 2001 earnings release, it has restated its previously announced fourth quarter and full year 2001 fiscal year results to include a non-cash, non-operating charge of $0.17 per share for the write off of its $1.9 million investment in Symphony Systems.

As first disclosed in the Company's fiscal year 2001 second-quarter SEC filing on Form 10-Q, Symphony Systems has been seeking additional financing in order to continue operations. Recent events relating to Symphony Systems' continuing difficulty in consummating a proposed strategic transaction or in securing additional financing has caused the Company to write off the investment. The Company has been informed by Symphony Systems that Symphony will continue to pursue various strategic and financing alternatives, however, there can be no guarantee as to the outcome.

This non-cash, non-operating charge, which has no impact on current year taxes, results in a restated fourth quarter 2001 net loss of $0.2 million or a loss of $0.02 per share and full year 2001 net income is $7.8 million or $0.66 per share.

This press release contains statements that are forward looking. These statements are based on current expectations that are subject to risks and uncertainties. In particular, such risks include future actions, prospective products, future performance or results of current or anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, general economic and business conditions, competition, and other issues discussed in our Form 10-K and other SEC filings.


                         ABOUT WOODHEAD INDUSTRIES, INC.

Woodhead Industries, Inc. develops, manufactures and markets electronic and industrial communications products, primarily serving the global automation and control market with connectivity solutions and specialty electrical products. Through its connectivity group, Woodhead provides the industrial automation industry with a single, worldwide source for industrial communications and connectivity solutions. Its product lines, comprised of six recognized industry-leading brands: SSTTM, Brad Harrison(R), mPmTM, RJ LnxxTM, applicom(R) and NetAlertTM make Woodhead the premier supplier of application-specific connectivity solutions.

For further information contact: Robert Fisher, Vice President, Finance and CFO,
(847) 317-2400, e-mail: rfisher@woodhead.com, or http://www.woodhead.com.